Exhibit 99.1

VIAVID communications simplified.

SELLAS Life Sciences Group, Inc.

Phase 3 REGAL Study Update

November 14, 2022

C O R P O R A T E P A R T I C I P A N T S

Allison Soss, Investor Relations, KCSA Strategic Communications

Angelos Stergiou, MD, ScD hc, Founder, President & Chief Executive Officer, SELLAS Life Sciences Group

M. Yair Levy, MD, Director of Hematologic Malignancies, Baylor University Medical Center

Dragan Cicic, M.D. - Senior Vice President, Clinical Development, SELLAS Life Sciences

P R E S E N T A T I O N

Operator

Hello and thank you for standing by. Welcome to the SELLAS Life Science REGAL Update Conference Call and Webcast. At this time all participants are in a listen-only mode.

As a reminder, this conference is being recorded.

It’s now my pleasure to introduce your host, Allison Soss, Investor Relations. Please go ahead.

Allison Soss

Good morning everyone. The focus of today's call is SELLAS's Phase 3 clinical trial of GPS in patients with acute myeloid leukemia in second remission, the REGAL study.

Dr. Angelos Stergiou, the Company's President and Chief Executive Officer, will begin today's call with some important updates regarding REGAL and then introduce our additional speaker, Dr. Yair Levy of Baylor University Medical Center, as well as Dr. Dragan Cicic, SELLAS’s SVP of Clinical Development who will participate in the Q&A.

Following the presentations, we will hold a Q&A session. As we will likely not have time to answer every question, we will give priority to questions from the Company’s covering analysts. We kindly ask the covering analysts to submit your questions at any time during today's program using the Q&A prompt in the webinar. We will hold all questions until the dedicated Q&A session where the team will answer as many as they can in the time permitted. We kindly ask that your questions be addressed only to the subject matter of today's call.

Before we begin, I would like to remind you that SELLAS will be making statements on today's call relating to future expectations regarding the further development of and regulatory plans for GPS. These statements constitute forward-looking statements for purposes of Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995 and by their nature involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties, which include, without limitation, risks and uncertainties associated with the COVID-19 pandemic and its impact on the Company's clinical plans, risks and uncertainties associated with immunotherapy product development and clinical success thereof, the uncertainty of regulatory approval and other risks and uncertainties affecting SELLAS and its development programs that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. These forward-looking statements speak only as of the date of this conference call and should not be relied upon as predictions of future events. While SELLAS may elect to update these forward-looking statements at some point in the future, the Company disclaims any obligation to do so, even if the Company's views change.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Additional information about the material factors and assumptions forming the basis of forward-looking statements and risk factors can be found under the caption Risk Factors in SELLAS' Annual Report on Form 10-K filed on March 31, 2022, and in its other SEC filings.

With that, I would like to turn the call over to Dr. Angelos Stergiou, SELLAS' President and CEO.

Angelos Stergiou

Good morning everyone and welcome to our REGAL update call. First, thank you for your participation and support in joining us today and, as I've repeatedly stated, when we have meaningful updates we will hold such calls and today is such an occasion. We are very excited to take this time today to focus on some important developments regarding the GPS Phase 3 REGAL study. It is my pleasure to also be joined by Dr. Yair Levy, whom I will introduce shortly, as well as our Senior Vice President of Clinical Development Dr. Dragan Cicic.

At SELLAS, we believe that GPS has the potential to change the face of treatment for leukemia and other WT1 expressing tumors, such as ovarian cancer. We believe that GPS has the potential not only to help cancer patients in remission to live significantly longer, but also to provide treatments to patients and the opportunity for a more tolerable continuous treatment.

GPS is a highly differentiated immunotherapeutic that has shown real clinical benefit in extending the lives of AML patients in remission, a growing unmet medical need, as well as in other indications.

The Phase 3 REGAL trial is designed to provide reliable evidence about the effects of GPS maintenance monotherapy for its key primary endpoint of overall survival. In this study, patients are randomized to receive either GPS treatment or best available treatment, or BAT. In our previous Phase 2 study in this exact AML CR2 patient population as our Phase 3 trial, we observed a clinically and statistically significant survival benefit in patients who received GPS, an almost 16-month differential survival benefit—21 months versus 5.4 months—with a p-value of 0.02, and a substantial difference in leukemia-free survival.

Our ongoing Phase 3 REGAL study has world-class experts monitoring its progress. Although REGAL has an open-label design, to protect the integrity of randomization and as well as enable the potential for refinements in study design during its conduct, based on emerging aggregate study data, SELLAS as the study sponsor remains blinded to any data by treatment arm, ie. GPS versus BAT. However, we do have access to information about the event rate, which is the accumulation of deaths over time in the entire study population enrolled to-date on a pooled basis; that is, the entire data set combining patients in both study arms, GPS and BAT.

This pooled data set of the event rate has been reviewed by SELLAS and our biostatisticians on a blinded basis, as this assessment of the estimated study duration allows for the adjustment or refinement of our statistical analysis plan, or SAP. Recent review of the pooled data for the entire enrolled study population to date in our REGAL study, while still being fully blinded as to patient allocation per arm, suggests that the median overall survival in the pooled study population is likely considerably longer by a factor of 2X than the initial estimates upon which all initial statistical assumptions were based.

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I do not want to speculate as to why or which patients are living longer as this could be attributed to many factors, including the potential for and the extent of increased clinical benefit reported by the active GPS arm as we have seen in our earlier Phase II study in the same AML CR2 patient population, as well as treatment landscape and potentially better care for the patients participating in our study receiving GPS or BAT. Without unblinding the study, it is currently impossible to confirm or refute any of these possibilities.

But the key understanding is that the initial data from REGAL are suggestive that patients overall in the blinded pooled study population are collectively experiencing a longer than originally expected overall survival duration. Please recall that there is nothing approved in the CR2 maintenance phase and the best available therapy options have not proven to be effective in extending survival.

We have endeavored, with the assistance of our biostatistics and clinical experts and other folks, who are highly respected and experienced, to consider an appropriate change in the SAP for the REGAL study, given what we have learned from this review of the pooled data. The revised SAP and appropriately modified study protocol were submitted to the FDA 31 days ago, on October the 14th. Please bear with me while I explain some more technical statistical matters which are important for understanding why we have changed the SAP.

In summary, the key four points of our refinements are: first, the targeted number of events or deaths for the interim analysis will be reduced to 60 from 80, and is expected to occur sometime in late '23 or early '24. Second, the targeted number of events or deaths for the final analysis will be reduced to 80 from 105. Third, the total targeted enrollment in the study will go from 116 patients to a range of 125 to no more than 140 patients, since the targeted number of deaths would likely occur sooner in calendar time when the sample size of the trial is slightly increased. For example, under assumed rates of enrollment by increasing trial sample size to 140 patients, the 80th death event would potentially occur approximately three to four months sooner versus if we enrolled around 125 patients, and would also support China regulatory matters, which I will discuss shortly. Lastly, statistical significance would be achieved by an estimated hazard ratio for overall survival of 0.636, corresponding to an overall survival, for example, of 12.6 versus 8 months for GPS versus BAT, respectively.

In the original Statistical Analysis Plan—and to keep it simple—we assumed an overall true median overall survival of approximately eight months for the entire study population based on the Phase II study, clinical experience, leukemia experts and real-world evidence. In turn, the threshold for statistical significance would have been an estimated hazard ratio for overall survival of 0.675 - now it will be 0.636 as I mentioned earlier - corresponding to an estimated difference in overall survival of approximately 2.5 months, inthis case 8 versus 5.4 months for GPS versus BAT, respectively. With the actual pool blinded data we have just analyzed, we now assume a median overall survival of 12.5 months for the entire study population. Therefore, we would need only 80 events or deaths, rather than the initially projected 105 events, to provide 90% power to achieve a statistically significant positive result for overall survival. In turn, statistical significance would be achieved by an estimated hazard ratio for overall survival of 0.636, corresponding to an overall survival of 12.6 versus 8 months for GPS versus BAT, respectively. The latter outcome would be robust evidence of clinically meaningful benefit in the AML CR2 setting, and again, please recall the median overall survival observed in the previous Phase II CR2 study for patients treated with GPS was 21 months.

Keeping this estimated hazard ratio constant, let me provide a couple of alternative illustrative scenarios, which would allow for the achievement of statistical significance.

The first scenario is an overall survival of 9.4 versus 6 months for GPS versus best available therapy, respectively, reflecting an estimated absolute increase in overall survival of 3.4 months.

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The second scenario, for example, is an overall survival of 7.9 versus 5 months for GPS versus best available therapy, respectively, reflecting an estimated absolute increase in overall survival of 2.9 months.

Thus, as we have observed from our review of the blinded pooled data to date, taking into account the patients in the REGAL study are living longer than our original estimates used for our assumptions in the original Statistical Analysis Plan and protocol, we believe that the time lines of completing the REGAL trial, while protecting importantly its sensitivity to potential effects of GPS on overall survival, could be markedly improved by the revised statistical design. Also, we are confident, to the extent that we can be, that it is unlikely that another blinded review in the near term would motivate additional refinements in the study design.

Another important update for the study is that we have agreed with 3D Medicines, our license partner for the development and commercialization of GPS in Greater China, for 3DMed to participate in the REGAL trial through the inclusion of approximately 20 patients from the Greater China territory. This participation will trigger significant milestone payments to SELLAS in the low-teen millions, which we expect to receive in the first half of 2023.

If the REGAL study meets its primary endpoint for efficacy and the Chinese regulatory authorities determine that the REGAL data is sufficient for approval in China, GPS can potentially reach the market in Greater China much earlier than had been anticipated by SELLAS and 3D Medicines, triggering additional regulatory and commercialization milestones and royalties for SELLAS, and most importantly, it will be a great outcome for patients in need of better AML therapies.

Furthermore, assuming positive data from REGAL, if GPS is approved in the AML CR2 setting, we will then consider a potential label expansion for patients who have achieved the first remission, the CR1 setting. Moreover, again, assuming success in the AML CR2 study, we believe that there is significant opportunity for GPS to be the key antileukemic vaccine immunotherapy in various other settings in AML, such as maintenance after allogeneic stem cell transplant, where GPS could potentially sensitize the donor’s successfully grafted T cells to prevent post-transplant leukemic relapse.

Again, I'm very excited that patients are living longer than expected as we have seen in the pooled blinded data analysis of the REGAL trial to date, and the above timelines are based on those assumptions. This update today would have been much different if the opposite were the case.

Reducing the targeted number of the study's overall survival events from 105 to 80 events, and from 80 to 60 events at interim analysis, will enable a more expeditious completion of the REGAL study while preserving its sensitivity to potential effects of GPS and overall survival. Such objectives are fully justified on both scientific and ethical grounds, if it is eventually demonstrated that GPS truly provides the targeted level of beneficial effects on overall survival in the appropriate candidate patients.

While the main purpose of today's event is to discuss the Phase 3 REGAL study, I'd also like to say a few words about the data we announced last week for our Phase I/II ovarian cancer study of GPS in combination with checkpoint inhibitor Keytruda. The potential synergy between GPS and checkpoint inhibitors is an important avenue of clinical research for us, and the scientific rationale here is the potential immunobiological and pharmacodynamic synergy between GPS and checkpoint inhibitors whereby the negative influence of the tumor microenvironment is mitigated by checkpoint inhibitors, thus allowing the patient's own immune cells specifically sensitized against WT1 by GPS to invade and destroy cancer cells.

In the ovarian cancer trial, we enrolled 17 patients, all of whom are resistant to the standard of care therapy, and out of the 17 patients, 16 were evaluable. Patients suffering with advanced ovarian cancer who are resistant to or have failed other treatments, unfortunately, ordinarily die within 9 to 12 months.

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Keytruda alone had previously shown a median overall survival of 13.8 months and a median progression-free survival of 1.9 months in a similar patient population as shown in the Keytruda KEYNOTE-028 study. Now, the combination of GPS plus Keytruda showed a median overall survival of 18.4 months, an almost 5-month survival benefit versus Keytruda alone, as well as a median progression-free survival of 3 months versus 1.9 months with Keytruda alone. The combination of safety and efficacy observed in this study allowed these patients to continue receiving both GPS and pembrolizumab longer, which seems to translate into survival benefit. In addition, we're going after a bulky disease here versus when patients are in remission where I believe the clinical benefit could potentially be even more pronounced. We have done a lot of correlative analysis, and we're excited to share the entire data set at an upcoming major medical conference by early to mid next year.

As you can appreciate, we continue to assess the data with Merck in our joint development committee and beyond, and we will also likely explore with other potential partners the most optimal path forward in the best interest of patients, as well as our shareholders.

Overall, we continue to observe robust and intriguing, really exciting data for our lead asset galinpepimut-S in various types of cancer. Overall, across all our studies to date, patients seem to live longer, and I think that's the key message. We believe that it is crucial for us to bring the investment community along as we prepare for upcoming milestones for GPS, and we also expect very important data around our highly selective CDK9 inhibitor GFH009 sometime next month.

With that, it is my pleasure to pass the call on to Dr. Levy. Dr. Yair Levy is the Director of Hematologic Malignancies at the Baylor University Medical Center, specializing in lymphoma, myeloma and leukemia, among other hematological malignancies, and focused on novel research endeavors. We're grateful that he's agreed to join us today to provide insight on the REGAL trial. Dr. Levy is an expert in this space, and we're also pleased that he's a member of our REGAL Study Steering Committee. Yair?

Yair Levy

Hi, everybody. Thanks for having me here today. My name is Yair Levy.

Just a little bit of background. As you guys know, the treatment of acute myelogenous leukemia has been and continues to be rapidly evolving over the past decade. Traditionally, newly diagnosed patients with AML have been treated with a chemotherapy regimen called 7+3, or other combinations of these chemotherapy drugs called cytarabine and anthracycline. Over the last few years though, our options have expanded and now we have drugs like venetoclax that can be effective in patients who can't tolerate traditional, what we call intensive, chemotherapy.

What remains common to all the treatments, both old and new, is that the primary goal of initial therapy, called induction, is to achieve a complete remission. However, this remission in the absence of further therapy is usually quite temporary, and without additional therapy, the patient's leukemia reappears quite quickly. Therefore, we often follow-up this induction chemotherapy with what we call consolidation as well as maintenance therapies.

In patients who can tolerate what we call intensive chemotherapy, consolidation will often consist of high doses of a chemotherapy called cytarabine. In patients unable to tolerate these high doses of cytarabine, we often use venetoclax and drugs called hypomethylating agents, as well as other new targeted drugs, as consolidation and maintenance strategies; however, we know that this approach will not be curative.

Patients who have what we call standard risk or poor-risk AML who are considered fit and have an available donor are usually offered an allogeneic bone marrow transplant—a transplant from another donor—while they're in remission in order to increase the chances of a cure. Unfortunately, not all patients are fit enough for BMT and some of them lack a suitable donor.

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But even in what we call favorable risk AML, it's not that favorable as half of people will relapse with chemotherapy alone. Once the leukemia reappears, patients will be treated with a different chemotherapy combination known as reinduction therapy or salvage therapy. Once again, there's no consensus on standard of care and there's many options, including venetoclax, hypomethylators and other chemotherapies that we give to patients in order to hopefully get them into a second remission. Unfortunately, if we're fortunate enough to get a second remission, these second remissions are usually much shorter than the first remission. And after the second relapse, most patients have very short survivals. A third remission would be quite rare. Therefore, the end result is the majority of patients will die in less than six months from when they enter second remission.

So, this is still a very urgent unmet medical need. We have to find a way to extend survival for relapsed acute myelogenous leukemia patients. And this is why I'm glad that in this Phase 3 REGAL study, GPS is targeting exactly that high unmet need population - theextension of survival in patients who achieve a second complete remission after an initial relapse.

As I mentioned earlier, patients in their second remission on average lives less than six months, and the data that we've seen previously with GPS in the Phase II study with similar second remission patient population demonstrated a 21-month median overall survival for patients who got GPS versus only 5.4 months for patients who receive best available treatment. This is a new therapy that specifically aims to extend survival rather than just increase response rates, so I find it very interesting that although the study is still blinded, there seems to be a survival benefit here in the REGAL trial as patients seem to live longer.

It's worth noting that all the patients in the study so far appear to be living longer, which indicates to me that participating in the study appears worthwhile for all eligible acute myelogenous leukemia patients in second remission.

Reducing the targeted number of the study's overall survival events from 105 to 80 and from 80 to 60 events at interim analysis should enable a more expeditious completion of the REGAL study. We all remain very excited for the prospects of this study, especially for these patients with this high unmet medical need.

Another important development in the field is that the World Health Organization, or WHO, has this year updated the classification and diagnostic criteria for AML to include patients who we previously would not have classified as AML; we would have classified them as having myelodysplastic syndrome.

Prior to this reclassification, an AML diagnosis required at least 20% blasts in the bone marrow or blood. But now, the WHO counts people who have genetic abnormalities with the obvious exception of people who have a CEBPA or BCR-ABL mutations, to be considered AML irrespective of the number of blasts. In other words, they could have significantly less than 20% blasts and still count as acute myelogenous leukemia. This means that more patients could receive AML therapies and benefit from them, including potentially GPS therapy. So I find this GPS therapy very compelling as it fits with the latest developments in the field and targets a remaining major unmet medical need.

I'm awaiting the final readout and analysis of the REGAL trial, which will hopefully improve survival in this uniformly deadly disease.

Thanks for your time.

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Angelos Stergiou

Thank you very much, Yair, for your input. Much appreciated.

I think at this time, we've opened up for questions to our analysts.

The first question here is approximately when do you think you can get feedback from FDA?

I think the first thing, as I mentioned, we submitted the SAP to the FDA more than 30 days ago and, as you know, the regulatory rule/requirement is to wait 30 days. I think also because of the changes that we have implemented, as I alluded to earlier and all the rationale behind it, we do not expect any feedback from the FDA contrary to what we have installed now in the SAP.

What drove the increase in patient number? The increase was really two-fold. One is, as I alluded to earlier, to also allow 3D Medicines to enroll up to and no more than 20 patients into the REGAL study. That would also allow for them to potentially seek approval in China upon positive data, which would then also translate into commercialization and other milestone payments that would trigger much quicker to SELLAS, plus royalties. And their participation, as I mentioned, will also trigger now a significant payment to SELLAS in the low-teen millions.

The second piece, equally or more importantly, is the fact that since patients are living longer, by slightly increasing the patient cohort the event rate will actually be more expeditious, will expedite and thus, at the end, we'll be able to shorten the overall trial by at least three to four months.

The third question is how long do you think it will take to enroll the trial and what is the enrollment to date?

We do not provide guidance on enrollment. We have been consistent on that since the beginning. As for the analysis, again, overall, we do not provide the patient number that we performed for refining the Statistical Analysis Plan, but I can tell you it was meaningful to allow us to make the necessary refinements in the Statistical Analysis Plan.

The bar for interim analysis? The bar for interim analysis is quite similar to the initial bar that we had implemented from the get-go, which is about a doubling of the overall survival.

Another question here. It's a question related to the patients that are living longer and how confident we are that GPS could be driving the overall survival.

I think as I alluded to earlier, when you look at the Phase II data, we showed a 16-month difference between GPS and best available therapy, 21 versus 5.4. At this point, since we're still blinded, we do not know what is driving the survival benefit and I don't want to speculate as to what is doing it. But again, I think if you look through the aggregate of the data in AML, in particular CR1 and CR2 in patients in remission, we have ordinarily seen a 2.5 to three-fold survival benefit versus best available therapy. And again, looking at the CR2 patients, we had a 21-month median overall survival and now we assume across the board a 12.5 median overall survival.

Again, although I cannot speculate, personally I do believe and hope for really the entire leukemia space, that GPS is the driver. But again, unless and until we unblind the data, we don't know. Obviously, we're very excited to do that here very soon.

The other question was if placebo patients could potentially live longer than on GPS?

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Again, I cannot speculate if and what is the case here, but we do know that patients are living longer. What I would like to again reiterate is the fact that there's nothing approved in the maintenance phase and ordinarily, as Dr. Levy also alluded to, patients ordinarily live less than six months in second remission. Obviously in the Phase 3 trial, patients get followed more frequently, but again, I cannot refute what is driving the survival benefit, if it's GPS or the control arm, but for reference, and again, as Dr. Levy said, ordinarily those patients live less than six months with best available therapy and what we have seen is a 21-month median overall survival from the Phase II.

Very important, again, fortunately, we have not seen the other output; ie. if patients would have died earlier, our discussion today would have been different. So again, to the extent that we can and I can be, I'm very hopeful that GPS is driving the survival benefit hopefully.

As far as for the DSMB, the data safety monitoring body or the independent data monitoring committee, as you know, works within certain parameters. A couple of things: number one, we cannot comment on the IDMC, when they meet, but suffice it to say that the IDMC has scheduled meetings around certain events, and in addition, they can meet ad hoc at their discretion to review safety, futility and efficacy analysis. So, again, as I mentioned earlier, when we have meaningful updates, we will provide those.

Then lastly, the potential timeline for China and them coming on board. What is a positive trend potentially in China?

As I mentioned, in China we expect to enroll at most around 20 patients into the REGAL trial - very important arguments for international enrollment, including the importance of achieving timely and more generalizable results, but we're confident these benefits overall will really translate into a positive outcome with a small as 10% to 20% of the total study population, and would be viewed by regulatory authorities or others as being overly—would not be viewed as overly influential on study results. That way, we can really, both China and 3D Medicines that is, and SELLAS, would benefit and will benefit for 3D Medicines to coming onboard the Phase 3 trial.

Let’s see if there's any more questions. As far as the last question on the financial questions around SELLAS and the financial collaboration and milestones with China, I think as we mentioned today, we expect to receive a substantial significant payment in the first half of next year in the low-teen million dollar amount by 3D Medicines for participating in the Phase 3 trial. Then we will have further upcoming milestones - regulatory and commercial - and obviously royalties. The addition of bringing 3D Medicines on board now will expedite, hopefully, the overall economic financial benefit to SELLAS and its shareholders with the participation of 3D Medicines.

With that, I would really like to thank everyone for the questions and for tuning into our web call today. I'd really like to reiterate again that our belief that GPS has the potential to change the face of immunotherapy as we know it today.

Finally, I would like to emphasize how grateful we are to all our shareholders for the continued support bestowed upon SELLAS. Thank you all and have a great day.

Operator

Thank you. That does conclude today's teleconference and webcast. You may disconnect your line at this time and have a wonderful day. We thank you for your participation today.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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